Filed Pursuant to Rule 424(b)(2)

Registration No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
UBS AG Performance Securities Linked to the UBS V10 Currency Index with Volatility Cap due May 30, 2014	$2,977,222.35	$212.28

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Prospectus Supplement dated September 21, 2010)

UBS AG Performance Securities Linked to the UBS V10 Currency Index with Volatility Cap due May 30, 2014

Investment Description

These Performance Securities linked to the UBS V10 Currency Index with Volatility Cap (the “Securities”) are unsubordinated and unsecured debt securities issued by UBS AG (the “Issuer”), the return on which is linked to the performance of the UBS V10 Currency Index with Volatility Cap (the “Index”). The Securities provide enhanced participation in any appreciation in the Index, and full exposure to any decline in the Index. Each $10.00 principal amount of Securities is being offered for $10.00 plus an upfront fee. At maturity, if the Index Return is positive, you will receive your principal amount plus a return equal to 111% times the Index Return. If the Index Return is negative, you will receive your principal amount reduced by the Index Return as described in “Determining Payment at Maturity” on page 3. You will not receive any interest payments during the term of the Securities. The Securities will be subject to automatic early redemption upon the occurrence of a Hedging Disruption Event as described on page 11. Investing in the Securities involves significant risks. You may lose some or all of your investment if the Index Return is negative or not sufficiently positive to offset the effect of the upfront fee. Any payment on the Securities is subject to the creditworthiness of UBS AG.

Features

❑

Access to Currency Trading Strategy: The Securities provide access to a currency trading strategy represented by the Index, designed to identify and exploit trends in the forward rates of G10 currencies. At maturity, if the Index appreciates, you will have enhanced participation in the positive Index Return. If the Index declines, you will have full downside exposure to the negative Index Return.

❑	Diversification Opportunity: The Securities provide an opportunity to diversify your portfolio through exposure to foreign currencies.

Key Dates

Trade Date	November 24, 2010

Settlement Date	November 30, 2010

Final Valuation Date(1)	May 27, 2014

Maturity Date(1)	May 30, 2014

(1)	Subject to postponement in the event of a disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the prospectus supplement for the Securities.

Security Offerings

We are offering Securities linked to the UBS V10 Currency Index with Volatility Cap. The Securities are offered at a minimum investment of $1,027.50, or 100 Securities.

Underlying Index	Term	Participation Rate	Index Starting Level	CUSIP	ISIN
UBS V10 Currency Index with Volatility Cap	3.5 years	111%	526.93	902669225	US9026692254

See “Additional Information about UBS and the Securities” on page 2. See “Final Terms” on page 3. The Securities we are offering will have the terms set forth in the accompanying prospectus supplement, the accompanying prospectus and this pricing supplement. For information about the UBS V10 Currency Index, please see “The UBS V10 Currency Index with Volatility Cap” on page PS-18 of the prospectus supplement. See “Key Risks” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page PS-9 of the prospectus supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus supplement, the Currency and Commodity Supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of the Issuer and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to the Issuer
Per Security	$10.275	$0.275	$10.00
Total	$2,977,222.35	$79,682.35	$2,897,540.00

*	The issue price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee detailed in the table above as underwriting compensation.

UBS Financial Services Inc. Pricing Supplement dated November 24, 2010	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for Medium Term Securities linked to the UBS V10 Index with Volatility Cap and a Currency and Commodity Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7270.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated September 21, 2010:

http://www.sec.gov/Archives/edgar/data/1114446/000139340110000491/c196648_69576-424b2.htm

♦	Currency and Commodity Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000045/v136621_69520-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refers to the Performance Securities linked to the UBS V10 Currency Index with Volatility Cap that are offered hereby. Also, references to the “prospectus supplement” are to the UBS prospectus supplement, dated September 21, 2010, references to the “Currency and Commodity Supplement” mean the UBS Currency and Commodity Supplement, dated January 13, 2009, and references to “accompanying prospectus” are to the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦

You seek an investment with a return at maturity linked to the currency trading strategy as represented by the Index and are familiar with the risks involved in foreign exchange trading in general and carry trades in particular.

♦	You believe the Index Return will be positive by more than the upfront fee.

♦	You are willing to expose your principal to the full downside performance of the Index and risk losing up to 100% of your principal amount invested.

♦	You are comfortable with the creditworthiness of UBS, as the issuer of the Securities.

♦	You do not seek current income from this investment.

♦	You are willing to hold the Securities to maturity; a term of 3.5 years, but are willing to accept an automatic early redemption of the Securities in the event of a Hedging Disruption Event.

♦	You are not seeking an investment for which there will be an active secondary market.

The Securities may not be suitable for you if:

♦	You are not willing to accept the risks of foreign exchange trading in general or the risks associated with the Index in particular.

♦	You do not believe the Index Return will be positive by more than the upfront fee.

♦	You are not willing to make an investment in which you could lose up to 100% of your principal.

♦	You are not willing or are unable to assume the credit risk associated with UBS, as issuer of the Securities.

♦	You prefer lower risk (and accept the potentially lower returns) of fixed income investments with comparable maturities and issuer credit ratings that bear interest at a prevailing market rate.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, or are not willing to accept an automatic early redemption of the Securities in the event of a Hedging Disruption Event.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8 of this pricing supplement and the more detailed “Risk Factors” beginning on page PS-9 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, Jersey Branch
Issue Size	$2,977,222.35
Issue Price	$10.275 per Security; minimum investment of $1027.50, (or 100 Securities) and multiples of $10.275 thereafter.
You will receive less than your initial investment in the Securities at maturity unless the Index Return is sufficiently positive to offset the upfront fee.
Principal Amount	$10 per Security (the amount used to calculate the Payment at Maturity or upon an early redemption).
Term	3.5 years
Index	UBS V10 Currency Index with Volatility Cap (Bloomberg: UBFSV10V <Index>)
Index Starting Level	526.93, which was the ending level of the Index at 3:00 p.m., London time, as observed on Bloomberg page UBFSV10V, on the Trade Date.
Index Ending Level	The ending level of the Index at approximately 3:00 p.m., London time, as observed on Bloomberg page UBFSV10V, or any successor page, on the Final Valuation Date
Participation Rate	111%.
Payment at Maturity or upon an early redemption

If the Index Return is positive, you will receive a cash payment per Security, which will be calculated as follows: $10 + ($10 × Index Return × Participation Rate)

If the Index Return is zero or negative, you will receive a cash payment per Security, which will be calculated as follows:

$10 + ($10 × Index Return)

Accordingly, if the Index Return is negative or not sufficiently positive to offset the upfront fee, you may lose all or a substantial portion of your investment.

Index Return	Index Ending Level – Index Starting Level Index Starting Level
ISIN	US9026692254
CUSIP	902669225

Determining Payment at Maturity

You will receive a cash payment per Security, which will be calculated as follows:

$10 + ($10 × Index Return)

Accordingly, if the Index Return is negative, or not sufficiently positive to offset the effect of the upfront fee, you may lose all or a substantial portion of your investment.

Hypothetical Examples of the Payment at Maturity

The following examples illustrate the Payment at Maturity on a hypothetical offering of the Securities assuming no early redemption occurs and the following:

Term	3.5 years
Issue Price	$10.275 per Security
Principal Amount	$10 per Security
Index Starting Level	526.93
Participation Rate	111%

Example 1: The level of the Index increases from an Index Starting Level of 526.93 to an Index Ending Level of 632.32.

The Index Return would be 20%, calculated as follows:

(632.32 – 526.93) / 526.93 = 20%

Because the Index Return is positive, the Payment at Maturity per Security would be calculated as follows:

$10 + ($10 × 20% × 111%) = $12.22

Investors would receive $12.22 at maturity for each Security, equal to a return of 22.20% excluding the upfront fee and 18.93% including the upfront fee, on their investment.

Example 2: The level of the Index increases from an Index Starting Level of 526.93 to an Index Ending Level of 539.98.

The Index Return would be 2.48%, calculated as follows:

(539.98 – 526.93) / 526.93 = 2.48%

Because the Index Return is positive, the Payment at Maturity per Security would be calculated as follows:

$10 + ($10 × 2.48% × 111%) = $10.275

Investors would receive $10.275 at maturity for each Security, equal to a return of 2.75% excluding the upfront fee and 0% including the upfront fee, on their investment.

Example 3: The level of the Index decreases from an Index Starting Level of 526.93 to an Index Ending Level of 368.85.

The Index Return would be -30%, calculated as follows:

(368.85 – 526.93) / 526.93 = -30%

Because the Index Return is negative, the Payment at Maturity per Security would be calculated as follows:

$10 + ($10 × -30%) = $7.00

Investors would receive $7.00 at maturity for each Security, equal to a loss of -30% excluding the upfront fee and -31.87% including the upfront fee, on their investment.

If the Index Return is negative, investors may lose all or a substantial portion of their investment.

Some results have been rounded for ease of analysis.

Table of Hypothetical Returns of the Securities at Maturity:

The following table illustrates the return of a hypothetical offering of the Securities at Maturity based on the following:

Term	3.5 years
Issue Price	$10.275 per Security
Principal Amount	$10 per Security
Index Starting Level	526.93
Participation Rate	111%

Index Ending Level	Index Return	Payment at Maturity per Security	Total Return of Security at Maturity (excluding upfront fee)	Total Return of Security at Maturity (including upfront fee)
1053.86	100.00%	$21.100	111.00%	105.35%
1001.17	90.00%	$19.990	99.90%	94.55%
948.47	80.00%	$18.880	88.80%	83.75%
895.78	70.00%	$17.770	77.70%	72.94%
843.09	60.00%	$16.660	66.60%	62.14%
790.40	50.00%	$15.550	55.50%	51.34%
737.70	40.00%	$14.440	44.40%	40.53%
685.01	30.00%	$13.330	33.30%	29.73%
632.32	20.00%	$12.220	22.20%	18.93%
579.62	10.00%	$11.110	11.10%	8.13%
553.28	5.00%	$10.555	5.55%	2.73%
539.98	2.48%	$10.275	2.75%	0.00%
526.93	0.00%	$10.000	0.00%	-2.68%
500.58	-5.00%	$9.500	-5.00%	-7.54%
474.24	-10.00%	$9.000	-10.00%	-12.41%
421.54	-20.00%	$8.000	-20.00%	-22.14%
368.85	-30.00%	$7.000	-30.00%	-31.87%
316.16	-40.00%	$6.000	-40.00%	-41.61%
263.47	-50.00%	$5.000	-50.00%	-51.34%
210.77	-60.00%	$4.000	-60.00%	-61.07%
158.08	-70.00%	$3.000	-70.00%	-70.80%
105.39	-80.00%	$2.000	-80.00%	-80.53%
52.69	-90.00%	$1.000	-90.00%	-90.27%
0.00	-100.00%	$0.000	-100.00%	-100.00%

The UBS V10 Currency Index with Volatility Cap

The following is a qualitative description of the UBS V10 Currency Index with Volatility Cap, including its composition and method of calculation. The information in this description has been taken from the UBS Prospectus Supplement filed on September 21, 2010 (the “Prospectus Supplement”). The description in the Prospectus Supplement, and not this description, will govern the calculation and composition of the UBS V10 Currency Index with Volatility Cap and other decisions and actions related to its maintenance. Capitalized terms used but not otherwise defined in this section shall have the meanings set forth in the Prospectus Supplement.

The UBS V10 Currency Index with Volatility Cap employs a proprietary short-term foreign exchange trading strategy designed by the Index Sponsor and was first published on May 6, 2009. The Index notionally invests in a dynamically adjusted basket (the “Basket”) consisting of positions in foreign exchange forward contracts on the U.S. dollar with tenors up to approximately six months (which we sometimes refer to as “foreign exchange forward contracts”) relative to the following ten currencies (each an “Eligible Currency” and collectively, the “Eligible Currencies”): the Australian dollar (AUD), the Canadian dollar (CAD), the Swiss franc (CHF), the euro (EUR), the British pound (GBP), the Japanese yen (JPY), the Norwegian krone (NOK), the New Zealand dollar (NZD), the Swedish krona (SEK) and the U.S. dollar (USD). Generally, the Index is based on the view that foreign exchange forward rates are biased estimators of future foreign exchange spot rates, and that currencies that trade at a forward discount ( i.e. , currencies whose forward exchange rate is lower than the current spot exchange rate) tend to outperform, on average and over time, currencies that trade at a forward premium ( i.e. , currencies whose forward exchange rate is higher than the current spot exchange rate). This is commonly referred to as “forward rate bias.” The Index is also based on a view that this outperformance tendency may be reversed during periods of high volatility in foreign exchange markets. While historically there has been some empirical evidence to support these views, the basis for these views is not entirely clear.

On each Index business day, the Eligible Currencies are ranked in descending order based on their respective one-month interest rates (measured by mid-deposit and implied forward rates, as described in the accompanying prospectus supplement) as of approximately 11:00 a.m., London time, as determined by the Index Sponsor. The top three Eligible Currencies (the “High Yielding Currencies”) and the bottom three Eligible Currencies (the “Low Yielding Currencies”) are designated as the “Selected Currencies.” At any given time, the Basket will consist of either one hypothetical long position in each of the High Yielding Currencies and one hypothetical short position in each of the Low Yielding Currencies (a “Normal Carry Trade”) or one hypothetical short position in each of the High Yielding Currencies and one hypothetical long position in each of the Low Yielding Currencies (a “Reverse Carry Trade”), based on the level of the Volatility Filter at the time of the designation of the Selected Currencies and in each case on a net basis. On each Portfolio Rebalance Date (as defined below), each of the hypothetical long positions will have a notional value of  1/3 of the total notional value of the Basket, and each of the hypothetical short positions shall have a notional value of  1/3 of the total notional value of the Basket. When the U.S. dollar is not a Selected Currency, the Index reflects notional exposure to six foreign exchange forward contracts, each in a Selected Currency against the U.S. dollar. When the U.S. dollar is a Selected Currency, the Index reflects notional exposure to five foreign exchange forward contracts, each with a notional value equal to  1/3 of the total notional value of the Basket on the previous Portfolio Rebalance Date or if such date is a Portfolio Rebalance Date then the notional value of the Basket on such date and the portion of the total notional value of the Basket represented by the U.S. dollar / U.S. dollar contract will not reflect notional exposure to any foreign exchange forward contract. As a result, during periods of Normal Carry Trade when the U.S. dollar is one of the Low-Yielding Currencies or during periods of Reverse Carry Trade when the U.S. dollar is one of the High-Yielding Currencies, the Index will generally reflect a net short position in the U.S. dollar. During periods of Normal Carry Trade when the U.S. dollar is one of the High-Yielding Currencies or during periods of Reverse Carry Trade when the U.S. dollar is one of the Low-Yielding Currencies, the Index will generally reflect a net long position in the U.S. dollar.

The rankings of the interest rates of the Eligible Currencies are reviewed together with the state of the Volatility Filter on every Index business day during the term of the Securities at approximately 11 a.m., London time. Whenever the interest rate rankings have changed such that the composition of the Selected Currencies has changed, as described in the accompanying prospectus supplement, then the Basket will be adjusted. The open forward positions in the Eligible Currencies to be replaced or changed will be offset at prevailing market rates through offsets to the notional amounts of the Selected Currencies (other than, if applicable, the U.S. dollar), and new forward positions in the new or changed Selected Currencies will be opened to settle on the next Portfolio Settlement Date (as defined below). If the rankings change during the period of two Index business days between any Portfolio Rebalance Date and the immediately following Portfolio Settlement Date, the new positions entered into on any such date will settle on the next Portfolio Settlement Date after the immediately following Portfolio Settlement Date. In addition, the Volatility Filter will trigger either a Normal Carry Trade when the Filter Level falls below a certain threshold (the “Lower Threshold”) or a Reverse Carry Trade when the Filter Level rises above a certain threshold (the “Upper Threshold”). The Filter Level is determined by applying an algorithm based on the implied one-month volatility of each of the Eligible Currencies versus the U.S. dollar. Should the Filter Level cross either the Lower Threshold or the Upper Threshold such that a change in the carry is required ( i.e., moving from a Normal Carry Trade to a Reverse Carry Trade, or vice versa ), then all existing open positions will be offset and the appropriate new positions opened to settle on the next Portfolio Settlement Date. If the Filter Level changes during the period of two Index business days between any Portfolio Rebalance Date and the immediately following Portfolio Settlement Date, the new positions entered into on any such day will settle on the next Portfolio Settlement Date after the immediately following Portfolio Settlement Date. The Upper Threshold is 1.6 and the Lower Threshold is 0.6. The algorithm used to determine the Filter Level is described in greater detail on page PS-20 of the Prospectus Supplement under the caption “The UBS V10 Currency Index—The Volatility Filter.”

The last day of May and November that is a day on which banking institutions in the principal financial center for each Eligible Currency are open for business and can settle foreign exchange transactions of each year will each be a “Portfolio Settlement Date.” Two Index business days before each Portfolio Settlement Date (each such day, a “Portfolio Rebalance Date”), all net existing foreign currency forward positions shall be offset using foreign currency forward transactions, at the then prevailing market rates, and new foreign currency forward positions in all Selected Currencies (except the U.S. dollar if the U.S. dollar is a Selected Currency), with settlement dates of Portfolio Settlement Date following the next Portfolio Settlement Date, shall be opened. Each of these foreign currency forward positions shall have a notional equal to 1/3rd of the value of the Basket on such Portfolio Rebalance Date.

The foreign exchange forward contracts underlying the Index are foreign exchange forward contracts traded in the over-the-counter market with tenors of up to approximately six months. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the market prices at 3:00 p.m. London time (or shortly thereafter taking into consideration available prices for the notional foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date.

The level of the Index is generally published by the Index Sponsor, who is also the Issuer, on each Index business day, with published information reflecting the state of the Index at 3:00 p.m., London time (or shortly thereafter taking into consideration available prices for the notional foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination). Index information is available under the symbol “UBFSV10V <Index>” from Bloomberg. UBS and Bloomberg have no obligation to continue to publish the Index. Either may discontinue publication of the Index at any time in its sole discretion.

On each Index business day, the Index Sponsor, who is also the Issuer, will calculate the volatility of the Index as the standard deviation of the daily returns of the Index over the prior 65 Index business days (without application of the volatility cap), multiplied by the square root of 260 (approximately 16.12). If the volatility of the Index, calculated in such manner, exceeds 30%, a leverage factor of less than one is applied with the intent of reducing the future volatility of the Index. The leverage factor will depend on the extent of the historical volatility and will continue to be applied until the volatility of the Index, as measured over the prior 65 business days (without application of the volatility cap), no longer exceeds the threshold level.

Hypothetical and Historical Performance of the UBS V10 Currency Index with Volatility Cap

The Index was first published on May 6, 2009 with a base date of January 1, 1998 and a base Index level as of the base date of 100. The following graph shows the performance of the Index, the periods of Reverse Carry Trade, and the 65-day historical volatility from November 24, 2000 through November 24, 2010. Because the Index was only created on May 6, 2009, the Index Sponsor has retrospectively calculated the hypothetical levels of the Index, the hypothetical periods of Reverse Carry Trade, and the hypothetical 65-day historical volatility on all dates prior to its inception based on actual historical interest rates and forward exchange rates and implied volatilities for the Eligible Currencies using the same methodology as described above. Although the Issuer believes that this retrospective calculation represents accurately and fairly how the Index would have performed from November 24, 2000 through May 6, 2009, the Index did not, in fact, exist during that period and certain assumptions were made in performing the retrospective calculation that may have affected the Index’s hypothetical performance for this period. The historical level, the periods of Reverse Carry Trade, and volatility of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index level on any given date.

Index Level and 65-Day Historical Index Volatility

Historical performance is not indicative of future performance. There can be no assurance that the performance of the Eligible Currencies in the period between 2000 and the date of this pricing supplement will be repeated in whole or in part.

*	LHS: Left Hand Side
*	RHS: Right Hand Side

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply generally to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

No principal protection; you may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity and will also be subject to the upfront fee. If the Index Ending Level is less than the Index Starting Level, you will lose up to 100% of your investment in the Securities depending on the decrease in the level of the Index. Because the Securities are unsecured debt obligations of the Issuer, payment of any amount at maturity is subject to the Issuer’s ability to pay its obligations as they become due. The Securities combine features of equity and debt. The Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or any interest during the term of the Securities. Instead, we will pay you in cash at maturity an amount based on the performance of the Index. In addition, the Securities are also subject to an upfront fee. If the return of the Index is positive, but insufficient to offset the effect of the upfront fee, you will have a loss on your investment in the Securities.

♦

The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, depending on the performance of the Index, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of the Issuer with the same stated maturity date.

♦

Market risk — The return on the Securities at maturity, which may be positive or negative, is directly linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. The Index Return is dependent upon the performance of the underlying foreign exchange forward contracts, which, in turn, will be affected by fluctuations in the markets for the Eligible Currencies. The value of the Securities may be affected by a number of economic and market factors that may affect the market for the Securities and foreign exchange markets generally.

♦

Credit of the Issuer — The Securities are unsubordinated and unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of the Issuer to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Issuer may affect the market value of the Securities and, in the event the Issuer were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

♦

The upfront fee will have a negative effect on the return potential of the Securities — The issue price of each Security exceeds the principal amount per Security by the amount of the upfront fee. Because the payment at maturity will be calculated on the basis of the principal amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any appreciation of the Index. Therefore, if the return of the Index is positive, but is insufficient to offset the effect of the upfront fee, you will have a loss on your investment in the Securities.

♦

Automatic early redemption feature — The Securities will be automatically redeemed if the calculation agent determines in its sole discretion that a Hedging Disruption Event has occurred. After the Securities are redeemed pursuant to an automatic redemption, no further amounts will be owed to you under the Securities and you will not benefit from any subsequent appreciation in the level of the Index. In addition, if the Securities are redeemed prior to their scheduled maturity, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities, if any, in a comparable investment with similar characteristics as the Securities. You may have a substantial loss of all or a substantial portion of your investment in the Securities in case of an automatic early redemption.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect foreign exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to foreign exchange rates, but any such action could cause unexpected volatility and instability in foreign exchange markets with a substantial and adverse effect on the performance of the Index and, consequently, on the value of the Securities.

♦

Foreign exchange markets may be volatile — Foreign exchange markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign exchange rate risks include, but are not limited to, convertibility risk, transferability risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Securities could be affected by action of the governments involving the currencies in the Index. These factors may affect the values of the component currencies reflected in the Index and the value of your Securities in varying ways, and different factors may cause the values of the underlying currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.

♦

Changes to level of the Index — If the Index Sponsor makes certain changes to the methodology for calculating the Index, or the Index Sponsor suspends or discontinues publication of the Index on or during the Final Valuation Date and for ten business days thereafter, the calculation agent may determine the Index Ending Level in accordance with the formula for and method of calculating the Index level last in effect prior to such modification, suspension or discontinuation, as practicable.

♦

Currency Substitution in the Index — If a currency in the Index is converted into, or there is substituted for the currency, another currency (the “New Currency”) pursuant to applicable law or regulation (the “Relevant Law”), such currency in the Index shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.

♦

Owning the Securities is not the same as owning the underlying foreign exchange forward contracts that comprise the Index — The return on your Securities may differ from the return you would realize if you actually purchased the underlying foreign exchange forward contracts and converted your gains and losses into U.S. dollars on the Final Valuation Date. Prior to maturity, if the level of the Index increases, the market value of the Securities may not increase by the same amount or at all. It is also possible for the level of the Index to increase while the market value of the Securities declines.

♦	No interest payments — You will not receive any interest payments on the Securities during their term.

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There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.

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Trading and other transactions by the Issuer or its affiliates in the foreign exchange and currency derivative market may impair the value of the Securities — We or one or more of our affiliates may hedge our foreign currency exposure from the Securities by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. The Issuer or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Index. By introducing competing products into the marketplace in this manner, the Issuer or its affiliates could adversely affect the market value of the Securities.

These transactions and activities are not entered into for the account of holders of Securities or on their behalf and may present a conflict between your interest in the Securities and the interests of the Issuer and its affiliates, in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

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We and our affiliates play a number of roles, including calculation agent, Issuer and Index Sponsor, in connection with the Securities that may create conflicts of interest — We and our affiliates play a number of roles in connection with the Securities, including publishing and disseminating the level of the Index and serving as calculation agent for the Securities. These roles may present conflicts between your interest in the Securities and the interests of the Issuer and its affiliates.

Our affiliate, UBS AG, London branch, will serve as the calculation agent. UBS AG, London branch will, among other things, decide the amount paid out to you on the Securities at maturity. For a more detailed description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-29 of the prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on any day when the calculation agent will determine the payment at maturity and whether a Hedging Disruption Event has occurred. These determinations may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity or upon early redemption, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Index Sponsor is also responsible for calculating and publishing the level of the UBS V10 Currency Index according to its determined methodology. In its discretion, the Index Sponsor may modify the methodology used to calculate the level of the Index or may suspend or discontinue publication of the Index under certain circumstances. Any such modification, suspension or discontinuation of the Index may adversely impact the value of your Securities. The Index Sponsor has no obligation to consider your interests in taking any such actions.

For a more detailed description of the role and determination of the Index Sponsor and the Index methodology under “Risk Factors” on PS-9 of the prospectus supplement and “The UBS V10 Currency Index with Volatility Cap” beginning on page PS-18 of the prospectus supplement.

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The Issuer will determine the market price of the foreign exchange forward contracts underlying the Index — The foreign exchange forward contracts underlying the Index are foreign exchange forward contracts with terms of up to approximately six months traded in the over-the-counter market. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the market prices at 3:00 p.m. London time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date. See “The UBS V10 Currency Index with Volatility Cap.”

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Potentially inconsistent research, opinions or recommendations by the Issuer — We and our affiliates may publish research, express opinion or provide recommendations that are inconsistent with investing in or holding the Securities. Such research, opinions or recommendations may change from time to time without notice and may at times contradict each other. Any such research, opinions or recommendations could affect the value of the Securities.

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You must rely on your own evaluation of the merits of an investment linked to the Index — In the ordinary course of business, the Issuer or one or more of its affiliates from time to time expresses views on expected movements in foreign exchange rates. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign exchange may at any time have significantly different views from views of the Issuer or those of its affiliates. For reasons such as these, the Issuer believes that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the foreign exchange markets and not rely on views which may be expressed by the Issuer or its affiliates in the ordinary course of business with respect to future foreign exchange rates. We encourage you to consult your own financial advisors and make your own independent investigation regarding the merits of the Index and an investment in the Securities.

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The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to affect adversely secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial price to public, since the initial price to public included, and secondary market prices are likely to exclude, the upfront fee, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

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The Securities are not bank deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or other jurisdiction.

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The U.S. federal income tax consequences of an investment in the Securities are unclear — You should review carefully the section of the accompanying prospectus supplement entitled “Supplemental U.S. Tax Considerations,” and the section of this pricing supplement entitled “What are the U.S. federal income tax consequences of an investment in the Securities?” There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the Securities for both U.S. and non-U.S. investors, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Investors are urged to review “Risk Factors” beginning on page PS-9 of the prospectus supplement related to this offering for a more detailed description of the risks related to an investment in the Securities.

Hedging Disruption Event

The Securities will be subject to an early redemption upon the occurrence of a Hedging Disruption Event. Any of the following will be a Hedging Disruption Event, in each case as determined by the calculation agent:

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due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order, in each case occurring after the Trade Date for the Securities, the Calculation Agent determines that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of any of our or any affiliate’s (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the Securities (“hedge positions”);

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any other event that the Calculation Agent determines materially interferes with our ability or the ability of any of our affiliates to create, unwind or maintain all or a material portion of any hedge positions with respect to your Securities.

What are the U.S. federal income tax consequences of an investment in the Securities?

You should review carefully the section in the accompanying prospectus supplement entitled “Supplemental U.S. Tax Considerations.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. See “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts.” This discussion assumes that the Securities are treated as prepaid forward contracts, unless otherwise stated.

Based on current law, under this treatment you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale, exchange or retirement. If, however, the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement.

Under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), your gain or loss on the sale, exchange, or retirement of a Security will be treated as ordinary income or loss unless, on or before the date on which you acquire your Securities, you make a valid election pursuant to the Treasury regulations governing foreign currency transactions to treat that gain or loss as capital gain or loss. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available. You should consult your tax advisor regarding the availability of the election, the advisability of making it and the conditions and procedures for doing so. Assuming that you make a valid election, your gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Other possible U.S. federal income tax characterizations of the Securities might require you to include amounts in income during the term of the Securities and/or might treat all or a portion of the gain or loss on the sale or settlement of the Securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the Securities. In addition, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Please see the accompanying prospectus for a discussion of certain Swiss tax considerations relating to the Securities.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. The upfront fee included in the issue price for the Securities will be distributed to UBS Financial Services Inc. in the form of the underwriting discount as set forth on the cover of this pricing supplement.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Issuer or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest:

UBS Securities LLC and UBS Financial Services Inc. are affiliates of UBS and, as such, have a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

Structured Product Categorization

To help investors identify appropriate Structured Products, the Issuer organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by the Issuer as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with no principal protection or with partial or contingent protection. These Structured Products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with no principal protection or with partial or contingent protection. These Structured Products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection of a percentage of your investment to the extent and under the circumstances described in the relevant offering materials.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset, as described in the relevant offering materials.

In order to benefit from any type of principal protection, investors must hold the securities to maturity, and any element of protection will be subject to the creditworthiness of the Issuer.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 800-722-7370.